PROSPECTUS Dated November 14, 2005                   Pricing Supplement No. 5 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-129243
Dated November 14, 2005                                  Dated November 17, 2005
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                 Euro Floating Rate Senior Bearer Notes Due 2007

                            ------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G Euro Floating Rate Senior Bearer Notes Due 2007, which we refer to as the "notes," prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted. Morgan Stanley accepts responsibility for the information contained in this pricing supplement, which, when read together with the Base Prospectus dated November 14, 2005 (which, for the avoidance of doubt, contains the prospectus and the prospectus supplement relating to the notes) describing the U.S. $30,950,247,612 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley, contains all information that is material in the context of the issuance of the notes.

     This document constitutes the pricing supplement relating to the issuance of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:            Euro 625,000,000

Maturity Date:
Settlement Date (Original    November 22, 2007

Issue Date):                 November 22, 2005

Interest Accrual Date:       November 22, 2005

Issue Price:                 100%

Specified Currency:          Euro

Redemption Percentage at
Maturity:                    100%

Base Rate:                   EURIBOR

Spread (Plus or Minus):      Plus 0.11%

Index Maturity:              Three months

Initial Interest Rate:       To be determined on the second
                             TARGET Settlement Day immediately
                             preceding the original issue date

Interest Payment Dates:      Each February 22, May 22, August 22
                             and November 22, commencing
                             February 22, 2006

Interest Payment Period:     Quarterly

Interest Reset Dates:        Each interest payment date

Interest Reset Period:       Quarterly

Interest Determination
Dates:                       The second TARGET Settlement Day
                             immediately preceding each interest
                             reset date

Reporting Service:           Telerate (Page 248)

Business Days:               London, TARGET and New York

Calculation Agent:           JPMorgan Chase Bank, N.A. (London
                             Branch)

Agent:                       Morgan Stanley & Co. International
                             Limited

Denominations:               Euro 50,000, and increments of Euro
                             1,000 thereafter

Common Code:                 023630982

ISIN:                        XS0236309828

Other Provisions:            None


      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.



                                 MORGAN STANLEY

DANSKE BANK                        DZ BANK AG      UBM-UNICREDIT BANCA MOBILIARE

Supplemental Information Concerning Plan of Distribution:

     On November 17, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.90%, which we refer to as the "purchase price" for the notes. The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.10% of the principal amount of the notes.



                                                          Principal Amount
    Name                                                       of Notes
    ----                                                 ------------------
    Morgan Stanley & Co. International Limited             Euro 606,250,000
    Danske Bank A/S                                               6,250,000
    DZ BANK AG Deutsche Zentral-Genossenschaftsbank,
    Frankfurt am Main                                             6,250,000
    UniCredit Banca Mobiliare S.p.A.                              6,250,000
                                                         ------------------
    Total                                                  Euro 625,000,000
                                                         ==================


European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder's ability to resell the notes in the secondary market.